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                                                                    EXHIBIT (11)

                            ANTHONY INDUSTRIES, INC.

                     COMPUTATION OF EARNINGS PER SHARE (A)

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1994

                    (THOUSANDS EXCEPT FOR DOLLARS PER SHARE)

                                                        1994     1993    1992
                                                       ------- -------- -------
Net income............................................ $13,033 $ 11,121 $ 8,521
                                                       ======= ======== =======
Primary:
  Average shares outstanding..........................  11,800   11,703  11,575
  Net effect of dilutive stock options under the trea-
   sury stock method using average market price.......     119       95      60
                                                       ------- -------- -------
    Total.............................................  11,919   11,798  11,635
                                                       ======= ======== =======
  Per share amounts:
    Net income........................................ $  1.09 $    .94 $   .73
Fully Diluted:
  Average shares outstanding..........................  11,800   11,703  11,575
  Net effect of dilutive stock options under the trea-
   sury stock method using year end market price, if
   higher than average market price...................     130      152      84
                                                       ------- -------- -------
    Total.............................................  11,930   11,855  11,659
                                                       ======= ======== =======
  Per share amounts:
    Net income........................................ $  1.09 $    .94 $   .73
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(a) Retroactively adjusted for the 5% stock dividend paid in December 1994.